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                                                                   EXHIBIT 10.12

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement"), by and between Sterling Software, Inc. ("Sterling Software") and Jeannette P. Meier ("Meier"), is entered into effective as of September 30, 1998.

     WHEREAS, Meier's current position as Executive Vice President, Finance and Administration of Sterling Software is being terminated by Sterling Software as of the date hereof;

     WHEREAS, Meier has served as an officer and employee of Sterling Software for many years rendering long and valuable service to Sterling Software, and Sterling Software desires to continue to employ Meier and provide certain benefits to Meier more specifically provided below;

     WHEREAS, Sterling Software considers Meier's knowledge of Sterling Software, its history, operations and business and the software industry to be of great strategic value to Sterling Software;

     WHEREAS, Meier is entitled to be offered continued employment at Sterling Software at significantly increased compensation on the date hereof pursuant to
Section 10 of that certain Severance Agreement, between Meier and Sterling Software, dated as of February 12, 1996, as amended as of December 1, 1996 and as of August 15, 1997 (the "Severance Agreement") and as further amended by that certain Standstill Agreement, between Meier and Sterling Software, dated as of May 31, 1998 (the "Standstill Agreement");

     WHEREAS, upon termination of employment, Meier is entitled to certain valuable severance payment rights and benefits pursuant to other provisions of the Severance Agreement;

     WHEREAS, Meier is also entitled to certain valuable severance payment rights under that certain Change in Control Severance Agreement, by and between Sterling Software and Meier, dated as of February 12, 1996, as amended as of June 18, 1996 and as of December 1, 1996 (the "Change in Control Severance Agreement");

     WHEREAS, Sterling Software wishes to retain Meier as a Special Assistant to the President and Chief Executive Officer of Sterling Software, and Meier is willing to accept such retention in accordance with the terms and conditions of this Agreement;

     WHEREAS, Sterling Software wishes to impose upon Meier certain obligations with respect to confidential information of Sterling Software and obtain from Meier certain non-competition and related covenants; and

     WHEREAS, in consideration of such retention and the other provisions of this Agreement, Meier and Sterling Software now wish to terminate the Severance Agreement, the Standstill Agreement and the Change in Control Severance Agreement and enter into this Agreement;
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     NOW, THEREFORE, in consideration of the foregoing, the premises and covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, and in recognition of Meier's long and valuable service to Sterling Software, the parties hereto agree as follows:

     1.   TERMINATION AS OFFICER.  Effective as of the close of business on
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September 30, 1998, Meier's position with Sterling Software as Executive Vice
President, Finance and Administration shall cease, and Meier shall resign such office and shall resign from all other positions or offices she then holds with Sterling Software and any of its subsidiaries (the execution and delivery of this Agreement being deemed to be such resignation); provided, however, that
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Meier shall continue to be employed by Sterling Software as provided in this
Agreement.

     2.   EMPLOYMENT.  Meier is hereby appointed a Special Assistant to Sterling
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L. Williams, the President and Chief Executive Officer of Sterling Software
("Williams"). Meier accepts such appointment, and Sterling Software agrees to utilize the services of Meier on the terms and conditions contained herein.

     3.   DUTIES.  Meier shall consult with and advise Williams with respect to
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strategic and financial matters and shall act as a goodwill ambassador for
Sterling Software at Williams' request, upon reasonable notice, at such time and times and for such duration as shall be mutually agreed upon in any instance.
It is expressly agreed that neither Williams' failure to request such services, including a failure by reason of Williams' disability, death or resignation or termination as President and Chief Executive Officer of Sterling Software, nor any failure or refusal by Meier to agree to such time and times and duration shall constitute a breach of this Agreement, whether such failures or refusals be in a particular instance or series of instances; provided, that Meier agrees
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to provide not less than an aggregate of 500 hours of such services during the term of this Agreement at Williams' request so long as Williams is President and Chief Executive Officer of Sterling Software. It is also expressly agreed that Williams has no right under this Agreement to require Meier to report to or spend any time at Sterling Software's offices or other facilities. In the event Meier becomes disabled during the term of this Agreement and as a result of such disability is unable to perform the services provided for in this Section 3, the payments and other benefits provided for in Sections 5 and 6 hereof shall nonetheless continue and all other terms and conditions of this Agreement shall remain in full force and effect. In the event of a Change in Control (as defined in Section 8 of this Agreement), Meier shall have no further obligation to provide services under this Section 3, this Agreement shall immediately and automatically, without further action by any person, become a retirement agreement, and the payments and benefits provided for in Sections 5 and 6 hereof shall nevertheless continue and all other terms and conditions of this Agreement shall remain in full force and effect.

     4.   TERM AND TERMINATION.  This Agreement shall commence on October 1,
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1998 and shall continue in effect so long as Meier shall live or until terminated by Meier in writing. This Agreement shall terminate upon Meier's death or upon her commencement of full time salaried employment with a third party. Sterling Software acknowledges that it is aware Meier is a consultant to Sterling Commerce, Inc. and hereby consents to, and agrees that the preceding sentence shall not apply to, such consultancy. Any payments paid or payable on or prior to the

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termination of this Agreement shall be deemed to have been earned, amounts payable shall be paid to Meier or her estate and permitted assigns or transferees, and there shall be no repayment of sums paid or payable prior to termination of this Agreement. It is expressly agreed that, in view of the termination of the Severance Agreement, the Standstill Agreement and the Change in Control Severance Agreement in Section 14 hereof and the other provisions hereof, Sterling Software shall not have the power to terminate this Agreement during Meier's life.

     5.   COMPENSATION.  As consideration for Meier's entering into this
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Agreement, her prior service to Sterling Software and the services to be rendered hereunder, during the term of this Agreement, Meier shall be paid $200,000 per year, payable in equal twice-monthly installments in accordance with Sterling Software's standard payroll payment dates, in arrears commencing October 1, 1998, which amount may be increased from time to time as mutually agreed. Sterling Software may, in its sole and complete discretion, pay annual bonuses to Meier during the term of this Agreement. Meier shall also be reimbursed for all other authorized expenses (not covered by Section 6 hereof) incurred at the direction of Sterling Software in providing services under this Agreement. In addition, Meier shall be entitled to the benefits and payments provided for in Section 6 hereof.

     6.   BENEFITS.  During the term of this Agreement, Meier shall be entitled
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to the benefits and payments set forth in this Section 6.

          (a) General Benefits.  Except as otherwise specifically expressed in
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this Agreement, Meier shall continue to be eligible to participate in all employee benefits and perquisites currently made available to the executive officers of Sterling Software (to the extent permitted by law and the terms of such benefits), including but not limited to those set forth among the benefits and perquisites in the following subsection 6(b); provided, however, that if
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Sterling Software modifies such benefits and perquisites with respect to all executive officers of Sterling Software, Meier's benefits and perquisites shall be similarly modified (other than those expressly listed in subsections 6(b)(ii) and 6(b)(v) and in subsections 6(c) and 6(d), which shall not be modified). Sterling Software shall have no obligation to offer any benefits or perquisites to Meier which are in addition to those available to the executive officers of Sterling Software as of the date hereof ("Additional Benefits"). Meier's eligibility to participate in any such Additional Benefits during the term of this Agreement shall be at the sole and complete discretion of Sterling Software.

          (b) Listed Benefits and Perquisites.  Meier shall be entitled to the
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following specific benefits and perquisites:

               (i) participation in the Sterling Software, Inc. Deferred Compensation Plan and the Sterling Software medical and dental plans, including the 4% reimbursement for medical and dental expenses not covered by such plans, in accordance with the terms and conditions of the Sterling Software, Inc. Employee Health Benefit Plan, each as amended from time to time;

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               (ii)   reimbursement for all costs and expenses of annual
     physical examinations of Meier and her spouse or "significant other" at the Mayo Clinic or a comparable medical facility located in the United States and selected by Meier ;

               (iii) company paid life insurance on Meier's life in the face amount of the lesser of (x) seven times Meier's base annual pay in effect from time to time under this Agreement (currently a face amount of $1.4 million) and (y) the cap amount in effect from time to time for life insurance provided to Sterling Software's employees (currently a face amount of $1.5 million);

               (iv) reimbursement of up to $10,000 per year for personal legal, financial and tax planning assistance and services;

               (v) provision at Meier's principal residence of a personal computer, printer, modem, other peripheral equipment, and all necessary software, and a fax capability, all of which shall be periodically updated and maintained by Sterling Software, a business telephone line and an ISDN line, so that Meier remains at all times integrally connected to Sterling Software's computer, e-mail and related communication network;

               (vi) Meier shall be entitled to continued use of a car ("company car") provided by Sterling Software on the following terms and conditions: Meier shall be entitled to a new company car every three years, such car to have the same general level of luxury as the company car currently provided to Meier. For purposes of measuring the time for Meier's next entitlement to a new car, the parties acknowledge she has commenced use of a new company car in September, 1998. Sterling Software shall provide insurance and shall pay all expenses associated with Meier's company cars as currently provided and paid by Sterling Software for company cars, including all repairs and maintenance, gas, oil, etc. At the end of each three-year period applicable to a given company car, Meier shall have the right to purchase such car from Sterling Software at a price equal to the then current book value of such car, it being understood that "book value" in this context shall be net of all applicable depreciation. Upon any such purchase of a company car by Meier, Meier shall be responsible for the insurance and all expenses incurred after the effective date of such purchase; and

               (vii) provision of, or reimbursement for, all other out-of-pocket costs, including first class airfare, related to requirements to travel on Sterling Software business or to fulfill Sterling Software responsibilities pursuant to Section 3 of this Agreement.

          (c) Country Club Membership.  Sterling Software shall reimburse Meier
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for the cost of her initial membership at the country club of her choice, which country club shall be designated by Meier not later than October 15, 1998. In addition, during the term of this Agreement, Sterling Software shall pay, or reimburse Meier for the payment of, monthly dues and assessments at such country club and all expenses incurred by Meier during the use of such country club for Sterling Software-related business use. Meier shall be responsible, and shall reimburse Sterling Software, for all non-business related expenses she incurs at such club (e.g., non-business meals, clothing and equipment purchases, etc.).

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          (d) Perquisite Tax Gross Up.  In April of each year during the term of
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this Agreement (and in April of the year following termination of this
Agreement), Sterling Software shall pay to Meier (or her estate) an amount calculated to "gross up" or reimburse Meier for all federal and other income taxes incurred by her in the prior year and during the term of this Agreement
(i) as a result of the perquisites provided for under Section 6 (other than participation in the Sterling Software, Inc. Deferred Compensation Plan) and
(ii) as a result of such annual "gross up" payment.

     7.   STOCK OPTIONS.  Awards, if any, of Sterling Software stock options to
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Meier during the term of this Agreement shall be at the sole and complete discretion of Sterling Software. All Sterling Software stock options heretofore granted by Sterling Software to Meier shall continue to be effective in accordance with their terms, including vesting provisions, except as set forth in the next sentence, and nothing in this Agreement shall terminate such options, notwithstanding any terms thereof. In the event of a Change in Control (as defined in Section 8 hereof), in order to preserve certain existing rights Meier holds under agreements being terminated hereby, all outstanding unvested Sterling Software stock options granted to Meier prior to the date of the Change in Control shall immediately and automatically, without further action by any person, become and remain immediately vested and exercisable throughout the remaining stated term thereof. In the event of such a Change in Control, Sterling Software shall promptly notify Meier in writing of such Change in Control.

     8.   DEFINITION OF CHANGE IN CONTROL.  "Change in Control" means the
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occurrence of any of the following events:

          (i) Sterling Software is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transactions are held in the aggregate by the holders of Voting Stock of Sterling Software immediately prior to such transaction;

          (ii) Sterling Software sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of Sterling Software immediately prior to such sale or transfer;

          (iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of Sterling Software;

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          (iv)  Sterling Software files a report or proxy statement with the
Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Sterling Software has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

          (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of Sterling Software cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each Director who is first elected, or first nominated for election by Sterling Software's stockholders, by a vote of at least two-thirds of the Directors of Sterling Software (or a committee thereof) then still in office who were Directors of Sterling Software at the beginning of any such period will be deemed to have been a Director of Sterling Software at the beginning of such period.

     Notwithstanding the foregoing provisions of Sections 8(iii) or 8(iv), unless otherwise determined in a specific case by majority vote of the Board of Directors of Sterling Software, a "Change in Control" shall not be deemed to have occurred for purposes of Section 8(iii) or 8(iv) solely because (A) Sterling Software, (B) an entity in which Sterling Software directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock (a "Subsidiary"), or (C) any employee stock ownership plan sponsored by Sterling Software or any other employee benefit plan of Sterling Software or any Subsidiary, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock of Sterling Software, whether in excess of 20% or otherwise, or because Sterling Software reports that a change in control of Sterling Software has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.

     9.   CERTAIN ADDITIONAL PAYMENTS BY STERLING SOFTWARE.   In order to
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preserve certain existing rights held by Meier under agreements otherwise being terminated hereby, the parties hereto agree that:

          (a) In the event that it shall be determined (as hereafter provided) that all or any portion of any payment or distribution by Sterling Software or any of its affiliates to or for the benefit of Meier pursuant to the terms of this Agreement or otherwise, including under any stock option or other agreement, plan, policy, program or arrangement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of Sterling Software, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Meier shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by Meier of all taxes (including any interest or penalties imposed with respect to such taxes), including any

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Excise Tax imposed upon the Gross-Up Payment, Meier retains an amount of the
Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

          (b) Subject to the provisions of Section 9(f), all determinations required to be made under this Section 9, including whether an Excise Tax is payable by Meier and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by Sterling Software to Meier and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by Meier in her sole discretion. Meier shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both Sterling Software and Meier within 30 calendar days after Meier is notified of a Change in Control (as defined in Section 8 hereof), as required by Section 7 hereof, and any such other time or times as may be requested by Sterling Software or Meier. If the Accounting Firm determines that any Excise Tax is payable by Meier, Sterling Software shall pay the required Gross-Up Payment to Meier within five business days after receipt of such determination and calculations with respect to any Gross-Up Payment to Meier. If the Accounting Firm determines that no Excise Tax is payable by Meier, it shall, at the same time as it makes such determination, furnish Sterling Software and Meier a written opinion to the effect that Meier has substantial authority not to report any Excise Tax on her federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Sterling Software should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that Sterling Software exhausts or fails to pursue its remedies pursuant to Section 9(f) and Meier thereafter is required to make a payment of any Excise Tax, Meier shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Sterling Software and Meier as promptly as possible. Any such Underpayment shall be promptly paid by Sterling Software to, or for the benefit of, Meier within five business days after receipt of such determination and calculations.

          (c) Sterling Software and Meier shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Sterling Software or Meier, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 9(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon Sterling Software and Meier.

          (d) The federal, state and local income or other tax returns filed by Meier shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Meier. Meier shall make proper payment of the amount of any Excise Payment, and at the request of Sterling Software, provide to Sterling Software true and correct copies (with any amendments) of her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents as are reasonably requested by Sterling Software, evidencing such payment. If prior to the filing of Meier's federal income tax return, or

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corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, Meier shall within five business days pay to Sterling Software the amount of such reduction.

          (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 9(b) shall be borne by Sterling Software. If such fees and expenses are initially paid by Meier, Sterling Software shall reimburse Meier the full amount of such fees and expenses within five business days after receipt from Meier of a statement therefor and reasonable evidence of her payment thereof.

          (f) Meier shall notify Sterling Software in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by Sterling Software of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after Meier actually receives notice of such claim and Meier shall further apprise Sterling Software of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Meier). Meier shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which she gives such notice to Sterling Software and (ii) the date that any payment of amount with respect to such claim is due. If Sterling Software notifies Meier in writing prior to the expiration of such period that it desires to contest such claim, Meier, subject to the provisions of Section 9(h) of this Agreement, shall:

          i. provide Sterling Software with any written records or documents in her possession relating to such claim reasonably requested by Sterling Software;

          ii. take such action in connection with contesting such claim as Sterling Software shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Sterling Software;

          iii. cooperate with Sterling Software in good faith in order effectively to contest such claim; and

          iv. permit Sterling Software to participate in any proceedings relating to such claim;

provided, however, that Sterling Software shall bear and pay directly all costs
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and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless Meier, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 9(f), Sterling Software shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 9(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Meier may participate therein at her own cost and expense) and may, at its option, either direct Meier to pay the tax claimed and sue for a refund or

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contest the claim in any permissible manner, and Meier agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Sterling Software shall determine; provided further, however, that if Sterling Software directs
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Meier to pay the tax claimed and sue for a refund, Sterling Software shall advance the amount of such payment to Meier on an interest-free basis and shall indemnify and hold Meier harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any
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extension of the statute of limitations relating to payment of taxes for the taxable year of Meier with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Sterling Software's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Meier shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (g) If, after the receipt by Meier of an amount advanced by Sterling Software pursuant to Section 9(f), Meier receives any refund with respect to such claim, Meier shall (subject to Sterling Software's complying with the requirements of Section 9(f)) promptly pay to Sterling Software the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Meier of an amount advanced by Sterling Software pursuant to Section 9(f), a determination is made that Meier shall not be entitled to any refund with respect to such claim and Sterling Software does not notify Meier in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by Sterling Software to Meier pursuant to this Section 9.

          (h) Any information provided by Meier to Sterling Software under this
Section 9 shall be treated confidentially by Sterling Software and will not be provided by Sterling Software to any other person than Sterling Software's professional advisors without Meier's prior written consent except as required by law.

     10.  CONFIDENTIAL INFORMATION/NON-COMPETE.  Sterling Software designs and
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sells computer software and provides related services on a world-wide basis.  As a senior executive officer of Sterling Software, Meier has obtained information, not publicly known, about Sterling Software's methods, procedures, techniques, marketing, pricing, products, business strategies, customers and potential customers ("Confidential Information") and Sterling Software agrees to continue to provide and afford Meier access to such Confidential Information. Any and all Confidential Information shall be treated as confidential by Meier and shall not be communicated to or discussed with any party who is not an officer or director of Sterling Software, unless Meier is specifically authorized to do so by Sterling Software. Meier shall not use any Confidential Information for her personal gain, nor shall Meier act as a consultant or advisor to any other person, partnership, corporation or other business association in the computer software industry during the term of this Agreement without the prior written consent of Sterling Software, such consent not to be unreasonably withheld.
Meier shall not on her own behalf or that of any other individual or entity except Sterling Software solicit, sell, lease or otherwise provide products or services competitive to Sterling Software's products or services and shall not participate, directly

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or indirectly, in the business of a competitor during the term of this
Agreement. These restrictions shall apply worldwide. Sterling Software acknowledges that it is aware Meier is a consultant to Sterling Commerce, Inc. and hereby consents to, and agrees that this Section 10 shall not apply to, such consultancy. Nothing contained in this Section 10 shall prohibit Meier from purchasing and holding as an investment not more than ten percent (10%) of any class of the issued, outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) capital stock of any company which conducts a business in competition with the business of Sterling Software.

     11.  LEGAL FEES AND EXPENSES.  It is the intent of Sterling Software that
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Meier not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Meier's rights under this Agreement by litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Meier hereunder. Accordingly, if it should appear to Meier that Sterling Software has failed to comply with any of its obligations under this Agreement or in the event that Sterling Software or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Meier the benefits provided or intended to be provided to Meier hereunder, Sterling Software irrevocably authorizes Meier from time to time to retain counsel of Meier's choice, at the expense of Sterling Software as hereafter provided, to advise and represent Meier in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against Sterling Software or any Director, officer, stockholder or other person affiliated with Sterling Software, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Sterling Software and such counsel, Sterling Software irrevocably consents to Meier's entering into an attorney-client relationship with such counsel, and in that connection Sterling Software and Meier agree that a confidential relationship shall exist between Meier and such counsel. Without respect to whether Meier prevails, in whole or in part, in connection with any of the foregoing, Sterling Software will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by Meier in connection with any of the foregoing at the time such fees and expenses are incurred.

     12.  DEFAULT INTEREST.  Without limiting the rights of Meier at law or in
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equity, if Sterling Software fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, Sterling Software will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Southwest Edition of The Wall Street
                                                            ---------------
Journal or another equivalent financial publication.  Such interest will be
-------
payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

     13.  NO EFFECT ON PRIOR EMPLOYMENT COMPENSATION.  Nothing herein shall be
          ------------------------------------------
construed to affect in any way compensation amounts paid or payable to Meier, including bonus amounts, with respect to her employment by Sterling Software prior to the date hereof; provided, that, Meier shall receive her Fiscal Year
                          --------
1998 cash incentive bonus of $150,000, payable in accordance with Sterling Software's usual bonus procedures in October 1998.

     14.  TERMINATION OF CERTAIN PRIOR AGREEMENTS.  Meier and Sterling Software
          ---------------------------------------
hereby agree that the Severance Agreement, the Standstill Agreement and the Change in Control Severance Agreement shall be deemed to be terminated and of no further effect upon the execution and delivery of this Agreement.

     15.  INDEMNIFICATION BY STERLING SOFTWARE.  In consideration of Meier
          ------------------------------------
entering into this Agreement, Sterling Software has agreed to indemnify Meier to the extent and in accordance with the terms and conditions of a separate Indemnity Agreement dated the date hereof and attached as Exhibit A hereto.

     16.  SURVIVAL OF CERTAIN PROVISIONS.  Sections 4 (third sentence), 6(d), 7,
          ------------------------------
8, 9, 11, 12, 13, 14, 15, 16, 17, 18 and 19 of this Agreement and the provisions of Section 10 of this Agreement relating to treatment, communication, discussion and use of Confidential Information by Meier shall survive the termination of this Agreement.

     17.  SUCCESSORS AND BINDING AGREEMENT:
          --------------------------------

          (a) Sterling Software shall require any successor (whether direct or indirect, by stock or assets purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of Sterling Software, by agreement in form and substance satisfactory to Meier, expressly to assume and agree to perform this Agreement in the same manner and to the same extent Sterling Software would be required to perform if no such succession had taken place. Whether or not any such successor enters into the agreement provided for in the preceding sentence, this Agreement will be binding upon and inure to the benefit of Sterling Software and any such successor to Sterling Software, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of Sterling Software whether by stock or assets purchase, merger, consolidation, reorganization or otherwise, but will not otherwise be assignable, transferable or delegable by Sterling Software.

          (b) This Agreement will inure to the benefit of and be enforceable by Meier's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b). Without limiting the generality or effect of the foregoing, Meier's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Meier's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 17(c), Sterling Software shall have no liability to pay any amount so attempted to be assigned, transferred or delegated, except to Meier, her personal or legal representative, executors, administrators, successors, heirs, distributees and legatees.

     18.  NOTICES:  For all purposes of this Agreement, all communications,
          -------
including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or ten business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or five business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to Sterling Software at Sterling Software, Inc., 300 Crescent Court, Suite 1200, Dallas, Texas 75201 (to the attention of the Senior Vice President and General Counsel of Sterling Software) and to Meier at 5000 St. Johns Drive, Dallas, Texas 75205 or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     19.  GOVERNING LAW.  The substantive laws of the State of Texas shall
          -------------
govern the validity, construction, enforcement and interpretation of the provisions of this Agreement.

     Executed by the parties hereto as of the date first set forth above.


                                    /s/ Jeannette P. Meier
                                    ---------------------------------------
                                    Jeannette P. Meier


                                    STERLING SOFTWARE, INC.



                                    By /s/ Sterling L. Williams
                                      -------------------------------------
                                      Sterling L. Williams
                                      President and Chief Executive Officer

                                                                       EXHIBIT A

                              INDEMNITY AGREEMENT


     This Indemnity Agreement (this "Agreement") is made as of the 30th day of September, 1998, by and between Sterling Software, Inc., a Delaware corporation (the "Corporation"), and Jeannette P. Meier (the "Indemnitee").

     WHEREAS, Indemnitee is a former executive officer of the Corporation, and is knowledgeable about certain strategic, business, personnel, legal and other matters involving the Corporation;

     WHEREAS, Indemnitee has agreed to become a Special Assistant to the Corporation's President and Chief Executive Officer;

     WHEREAS, in her capacity as an officer of the Corporation, the Indemnitee had certain rights to indemnification by the Corporation under the General Corporation Law of the State of Delaware, the Corporation's Restated Certificate of Incorporation and Restated Bylaws and further has rights to indemnification by the Corporation pursuant to the Indemnity Agreement, dated as of January 5, 1987, between the Corporation and the Indemnitee;

     WHEREAS, Indemnitee is willing to act as a Special Assistant to the Corporation's President and Chief Executive Officer, in order to make her knowledge about strategic and financial matters available to the Corporation; provided that the Corporation agrees to indemnify her on substantially the same terms as to which she was entitled to be indemnified while she was an officer of the Corporation; and

     WHEREAS, the Corporation has concluded it is in the best interests of the Corporation for Indemnitee to be a Special Assistant to the Corporation's President and Chief Executive Officer and, consequently, now desires to indemnify Indemnitee as set forth herein in order to assure that Indemnitee will enter into that certain Employment Agreement dated the date hereof, NOW
THEREFORE:

                                  WITNESSETH:

     The Corporation and Indemnitee do hereby agree as follows:

     1. The Corporation will indemnify Indemnitee in accordance with the following terms:

     2.   Definitions.  As used in this Agreement:
          -----------

          (a) The term "Proceeding" shall include any threatened, pending or completed investigation, claim, action, suit or proceeding, whether of a civil, criminal, administrative or investigative nature (including without limitation any action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor), in which Indemnitee may be or may have been or may be threatened to be made to become involved in any manner (including without limitation as a party or a witness) by reason of the fact that Indemnitee has advised the Corporation with respect to any matter, or by reason of anything actually or allegedly done or not done by Indemnitee in any such capacity.

          (b) The term "Expenses" includes, without limitation, attorneys' fees and disbursements and all other costs, expenses and obligations actually and reasonably incurred by Indemnitee in connection with (i) investigating, defending, being a witness in or otherwise participating in, or preparing to defend, be a witness in or participate in, any Proceeding, or (ii) establishing a right to indemnification under Paragraph 6 of this Agreement, but shall not include the amount of any judgments, fines or penalties entered or assessed against Indemnitee or any amounts paid or payable in settlement by Indemnitee.

     3.   Scope of Indemnification.  Subject to Paragraph 7 of this Agreement,
          ------------------------
the Corporation shall indemnify Indemnitee in accordance with the provisions of this Paragraph 3 if Indemnitee is or was or is threatened to be made to become involved in any manner, including without limitation as a party or witness, in any Proceeding (including a Proceeding by or in the right of the Corporation to procure a judgment in its favor) against any and all Expenses and any and all judgments, fines and penalties entered or assessed against Indemnitee, and any and all amounts reasonably paid or payable in settlement by Indemnitee, in connection with such Proceeding, but only if Indemnitee acted in good faith and without gross negligence. THIS AGREEMENT EXPRESSLY INDEMNIFIES INDEMNITEE AGAINST HER OWN NEGLIGENCE.

     4.   Indemnification of Expenses of Successful Party; No Adverse
          -----------------------------------------------------------
Presumption. Notwithstanding any other provisions of this Agreement, to the
-----------
extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter therein, including the dismissal of an action without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith. The termination of any Proceeding by judgment, order of court, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption for purposes of any provision of this Agreement that Indemnitee did not act in good faith or with gross negligence.

     5.   Advances of Expenses.  The Expenses incurred by Indemnitee in any
          --------------------
Proceeding shall be paid by the Corporation in advance, promptly upon the written request of the Indemnitee, if Indemnitee shall undertake to repay such amount to the extent that it is ultimately determined that Indemnitee is not entitled to indemnification. No security for the performance of any such undertaking shall be required and any such undertaking shall be accepted by the Corporation without regard to the financial capacity of Indemnitee to perform its obligations thereunder.

     6.   Right of Indemnitee to Indemnification Upon Application; Procedure
          ------------------------------------------------------------------
Upon Application.  Without limiting the obligation of the Corporation to
----------------
promptly make payments in respect of Expenses in accordance with Paragraph 5, any indemnification under Paragraph 3 shall be made no later than 45 days after receipt by the Corporation of the written request of Indemnitee, unless a determination is made within said 45-day period by (1) the Board of

Directors of the Corporation by a majority vote of a quorum consisting of Directors who are not and were not parties to the relevant Proceeding, or (2) independent legal counsel in a written opinion (which counsel shall be appointed if such a quorum is not obtainable) that the Indemnitee has not met the relevant standards for indemnification set forth in Paragraph 3.

     The right to indemnification or advances as provided by this Agreement shall be enforceable by Indemnitee in any court of competent jurisdiction. The burden of proving that indemnification is not appropriate shall be on the Corporation. Indemnitee's Expenses reasonably incurred in connection with successfully establishing her right to indemnification, in whole or in part, in any such Proceeding shall also be indemnified by the Corporation.

     7.   Indemnification Hereunder Not Exclusive; Construction.  The
          -----------------------------------------------------
indemnification provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation and/or Restated Bylaws of the Corporation, any other agreement, any vote of stockholders or disinterested Directors, or otherwise, either as to action in her official capacity on or prior to the date hereof or as to action in any other capacity. At any time during the term of this Agreement whether or not Indemnitee is entitled to indemnification under the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation and/or Restated Bylaws of the Corporation, this Agreement shall be construed to indemnify Indemnitee not less favorably than indemnification provided for the officers and directors of the Corporation under the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation and/or Restated Bylaws of the Corporation as if Indemnitee were an officer or director of the Corporation.

     8.   Partial Indemnification.  In the event that Indemnitee is entitled
          -----------------------
under any provision of this Agreement to indemnification by the Corporation for a portion but less than the entire amount of any Expenses, judgments, fines, penalties and/or amounts paid or payable in settlement, the Corporation shall fully indemnify Indemnitee in accordance with the applicable provisions of this Agreement for such portion of such Expenses, judgments, fines, penalties and/or amounts paid in settlement.

     9.   Subrogation.  In the event that the Corporation provides any
          -----------
indemnification or makes any payment to Indemnitee in respect of any matter in respect of which indemnification or the advancement of expenses is provided for herein, the Corporation shall be subrogated to the extent of such indemnification or other payment to all of the related rights of recovery of Indemnitee against other persons or entities. Indemnitee shall execute all papers reasonably required and shall do everything that may be reasonably necessary to secure such rights and enable the Corporation effectively to bring suit to enforce such rights (with all of Indemnitee's reasonable costs and expenses, including attorneys' fees and disbursements, to be reimbursed by or, at the option of Indemnitee, advanced by the Corporation).

     10.  No Duplication of Payments.  The Corporation shall not be obligated
          --------------------------
under this Agreement to provide any indemnification or make any payment to which Indemnitee is otherwise entitled hereunder to the extent, but only to the extent, that such indemnification or payment hereunder would be duplicative of any amount actually received by Indemnitee pursuant to any insurance policy, the General Corporation Law of the State of Delaware, the Restated Certificate of Incorporation and/or the Restated Bylaws of the Corporation or otherwise.

     11.  Prior Indemnity Agreement.  Nothing in this Agreement shall be deemed
          -------------------------
to amend or terminate that certain Indemnity Agreement, dated as of January 5, 1987, between the Corporation and the Indemnitee, which Indemnity Agreement is hereby expressly ratified and confirmed.

     12.  Saving Clause.  If any provision of this Agreement or the application
          -------------
of any provision hereof to any circumstance is held illegal, invalid or otherwise unenforceable, the remainder of this Agreement and the application of such provision to any other circumstance shall not be affected, and the provision so held to be illegal, invalid or otherwise unenforceable shall be reformed to the extent (but only to the extent) necessary to make it legal, valid and enforceable.

     13.  Notice.  Indemnitee shall give to the Corporation notice in writing as
          ------
soon as practicable of any claim made against her for which indemnification will or could be sought under this Agreement, provided, however, that any failure to give such notice to the Corporation will relieve the Corporation from its obligations hereunder only if, and to the extent that, such failure results in the forfeiture of substantial rights and defenses. Notice to the Corporation shall be directed to the Corporation (to the attention of the President, with a copy to the General Counsel) at its principal executive office or such other address as the Corporation shall designate in writing to Indemnitee. Notice shall be deemed received when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or three calendar days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or one business day after having been sent for next-day delivery by a nationally recognized overnight courier. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and shall be within Indemnitee's power.

     14.  Counterparts.  This Agreement may be executed in any number of
          ------------
counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same instrument.

     15.  Applicable Law.  This Agreement shall be governed by and construed in
          --------------
accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     16.  Successors.  This Agreement shall be binding upon the Corporation and
          ----------
its successors, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Corporation whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Corporation" for purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Corporation. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Corporation, to assume and agree in writing to perform this Agreement, expressly for the benefit of Indemnitee, in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

                                    STERLING SOFTWARE, INC.


                                    By:
                                       -------------------------------------
                                       Sterling L. Williams
                                       President and Chief Executive Officer



                                    ----------------------------------------
                                    Jeannette P. Meier